EMERSON NAMES FRANK DELLAQUILA AS
CHIEF FINANCIAL OFFICER

ST. LOUIS, Feb. 2, 2010 – Emerson (NYSE: EMR) today announced the board of directors has elected Frank J. Dellaquila as senior vice president and chief financial officer.  He succeeds Walter J. Galvin, vice chairman and chief financial officer, who has served as CFO for 17 years.  Galvin will remain as vice chairman, and Dellaquila will join the Office of the Chief Executive (OCE) and report to David Farr, chairman, CEO and president.

Dellaquila, 53, who had been a senior vice president of finance and Emerson’s controller since 2009, joined Emerson in 1991 as vice president and treasurer.  He held that position until 2000 when he became senior vice president of finance and CFO for Emerson’s Motors and Appliance Components business.  In 2004, Dellaquila was named senior vice president of acquisitions and development for Emerson until his promotion to senior vice president of finance and controller.

“Frank has had a wide range of financial responsibility, including accounting, tax, and treasury functions.  His experience and leadership skills make him a vital part of our management team for the future,” Farr said.  “We’re all very grateful for the excellent work Walter has done for the company and its shareholders, and we’re confident Frank will continue the high standard that Walter has set.”

Dellaquila earned a bachelor’s degree in accounting from Fordham University and a master’s degree in business administration from Columbia University.

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Add One – Dellaquila New Emerson CFO

Galvin, 63, joined Emerson in 1973 and served in a range of key financial positions within Emerson businesses and at the corporate level.  He has served as CFO since 1993, as executive vice president and CFO since 2000, and as senior executive vice president and CFO since 2004.  He has been a management member of Emerson’s Board of Directors since 2000 and was named vice chairman of the board in 2009.  He will continue on in this role with responsibility for Government Relations, Financial Planning and Financial Services.

 “Walter has done an outstanding job as Emerson’s CFO and we appreciate and value his continued support,” Farr added.

About Emerson
Emerson (NYSE:EMR), based in St. Louis, Missouri (USA), is a global leader in bringing technology and engineering together to provide innovative solutions to customers through its network power, process management, industrial automation, climate technologies, and appliance and tools businesses.  Sales in fiscal 2009 were $20.9 billion, and Emerson is ranked 94th on the Fortune 500 list of America’s largest companies.  For more information, visit www.Emerson.com.

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